Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	LIN TV Corp.	Kekst and Company
	(401) 457-9403	(212) 521-4802
LIN TV Announces CEO Gary Chapman to Retire
PROVIDENCE, RI, June 14, 2006 – LIN TV Corp. (NYSE: TVL) today announced that Gary R. Chapman, LIN TV’s Chairman, President and Chief Executive Officer, will retire effective July 10, 2006 and will concurrently resign as a director of the Company. The Company will execute a search for a new CEO. Until the process is completed, Vincent L. Sadusky, the Company’s Vice President, Chief Financial Officer and Treasurer, will act as interim CEO.
Gary R. Chapman said, “I will miss working with all the great people at LIN. This company has grown from seven to 30 television stations during my tenure and we have created leading duopoly stations in many of our markets. I am confident in our team and their ability to face the industry challenges that lie ahead. I have spent the past two years mentoring Vince Sadusky, and I know he will provide excellent leadership during this transition.”
The Board of Directors, represented by Peter S. Brodsky, said, “The Board would like to thank Gary for building a great company. He has developed an outstanding LIN management team, which we are confident will continue to build on the strong direction set by Gary.”
Gary Chapman joined LIN’s former parent in 1988 as President of Television and was named CEO of Television in June 1994 and Chairman in August 2000. He was the Joint Board Chairman of the National Association of Broadcasters from 1991 to 1993 after serving on the Board of Directors since 1987 and Chairman of the Television Board from 1989 to 1991. Gary was Chairman of the Board of The Association for Maximum Service Television (MSTV) from 2000-2005.
About LIN TV
LIN TV Corp. is the owner and operator of 30 television stations in 18 mid-sized markets in the U.S. and Puerto Rico.
The Company owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN is also a 1/3 owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.
#       #       #